Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Stephen H. Craney
Chairman of the Board
Electromed, Inc.
507-452-5109 x 216
scraney@rellew.com

BOARD OF DIRECTORS APPOINTS KATHLEEN SKARVAN AS CHIEF EXECUTIVE OFFICER OF ELECTROMED, INC.

New Prague, Minnesota – November 29, 2012 – The Board of Directors of Electromed, Inc. announced today that Kathleen Skarvan has been appointed as the Company’s Chief Executive Officer, effective December 1, 2012. Ms. Skarvan succeeds Dr. James J. Cassidy, who has served as the Company’s interim CEO since May 2012. Dr. Cassidy will continue to serve as Chief Operating Officer of the Company.

“The Board of Directors is excited by the appointment of Kathleen Skarvan as the Company’s new CEO, and believes she brings a strategic vision to the Company that will increase shareholder value over the long term,” said Stephen H. Craney, Chairman of the Board of Directors. “Ms. Skarvan brings a wealth of operational and executive experience to the position, including heading a public company division with annual revenues over $300 million. The Board of Directors looks forward to working with Ms. Skarvan on implementing our goal of increasing revenues and continuing Electromed’s status as a leader in the airway clearance therapy market. The Board would also like to thank Dr. Cassidy for his leadership as interim CEO and looks forward to continuing to work with him in his role as COO.”

Ms. Skarvan has served as Vice President of Operations at OEM Fabricators since November 2011. Prior to her position with OEM Fabricators, Ms. Skarvan served in various roles at Hutchinson Technology Incorporated, most recently as the President of the Disk Drive Components Division from April 2007 until March 2011. Ms. Skarvan also served as a Senior Vice President of Hutchinson Technology Incorporated from December 2010 to March 2011, and as Vice President of Sales & Marketing of the Disk Drive Components Division from October 2003 until April 2007.

About Electromed, Inc.
Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this release include those relating to the Company’s future growth.  Forward-looking statements and the Company’s expectations regarding gross margins, and can generally otherwise be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words.  Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

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